Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
OCTOBER 28, 2011

CHESAPEAKE MIDSTREAM PARTNERS, L.P. INCREASES DISTRIBUTION
 TO $0.375 PER UNIT FOR THE 2011 THIRD QUARTER

OKLAHOMA CITY, OKLAHOMA, OCTOBER 28, 2011 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced that the Board of Directors of its general partner declared a cash distribution of $0.375 per limited partner unit for the 2011 third quarter.  The third quarter distribution represents an increase of $0.0125, or 3.4%, compared to the 2011 second quarter.

The distribution will be payable on November 14, 2011 to all unitholders of record at the close of business on November 7, 2011, together with the distribution to the general partner.

Chesapeake Midstream Partners, L.P. is one of the industry’s largest midstream master limited partnerships and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale and Mid-Continent regions of the U.S.  The Partnership’s common units are listed on the New York Stock Exchange under the symbol CHKM.  Further information is available at www.chkm.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACT:	MEDIA CONTACTS:		CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Michael Kehs	Jim Gipson	900 N.W. 63rd
(405) 935-6224	(405) 935-2560	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154